Exhibit 10.25

                                                                   2 August 2001

                                LICENSE AGREEMENT

      This Agreement is made and entered into this 2 day of August, 2001 (the "Effective Date"), by and between NASTECH PHARMACEUTICAL COMPANY INC., a corporation duly organized and existing under the laws of Delaware and having its principal office at 45 Adams Avenue, Hauppauge, New York, 11788 U.S.A. ("Nastech"), and G. POHL BOSKAMP GmbH & Co., a limited partnership duly organized and existing under the laws of Germany and having its principal office at Kieler Strasse 11, D-25551 Hohenlockstedt, Germany (hereinafter referred to as "Pohl-Boskamp").

WITNESSETH

      WHEREAS, Nastech owns all right, title and interest in and to certain proprietary Nasal Morphine Technology (as defined below), including (i) United States and foreign patents and patent applications relating to the nasal delivery of morphine as defined in Article 1.4 below (the "Patents Rights"), and
(ii) certain trade secrets and other know-how related to formulations for the nasal delivery of morphine as defined in Article 1.3 below (the "Know How"); and

      WHEREAS, Nastech has the right to grant licenses under the Patents Rights and/or the Know How and desires to grant to Pohl Boskamp rights to use the Patent Rights and/or the Know How in the Territory as hereinafter set forth; and

      WHEREAS, Pohl Boskamp desires to obtain such license upon the terms and conditions hereinafter set forth in order to commercially introduce products for the nasal delivery of morphine in the Territory;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

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ARTICLE I - DEFINITIONS

      For the purposes of this Agreement, the following words and phrases shall have the following meanings:

      1.1 Affiliate means any corporation, company, partnership, joint venture or firm which controls, is controlled by or is under common control with Pohl Boskamp or Nastech, as the case may be. For purposes of this definition, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, managing directors and/or, in case of a German stock corporation (AG), of the members of the supervisory board; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

      1.2 Field of Use shall mean the delivery of morphine and/or its salts via the nasal mucosa.

      1.3 Know-How shall mean any and all present and future proprietary know-how or other confidential scientific or technical information of Nastech, or licensed to Nastech, not in the public domain, relating to the systemic nasal delivery of morphine and/or its salts via absorption through the nasal membrane, whether or not patentable, and including but not limited to any and all data, techniques, inventions, tests, reports, procedures, processes, methods, models, manuals, formulae, specifications, results, experiments, samples, statistics, records, tables, operating conditions and test analyses relating thereto as further specified in, but not limited to, Schedule A.

      1.4 Patent Rights shall mean the following:

            (a) any and all present and future patent applications and patents which issue from the patent applications set forth on Schedule B, and any present and future patents or patent applications which embody and/or which relate to any of the Know-How and any continuations, divisions or continuations-in-part of the foregoing patents or patent applications, and any and all foreign counterparts of any of the foregoing; and

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            (b) any reissues, reexaminations or extensions of the patents or patent applications described in clause (a) above.

      1.5 Nasal Morphine Technology shall mean the Patent Rights and the
Know-How.

      1.6 Products shall mean any product manufactured or otherwise produced under or using any of the Nasal Morphine Technology for sale in the Field of Use.

      1.7 Net Sales shall mean the gross amount invoiced by Pohl Boskamp, its Affiliates or sublicensees on sales of the Products less the sum of the following:

            (a) customary cash discounts and rebates actually allowed and taken; and

            (b) amounts repaid or credited by reason of rejection or return.

      Net Sales shall not include any transfer between Pohl Boskamp or any of its Affiliates or sublicensees but shall include the resale from an Affiliate or sublicensee to an independent third party. No deductions or offsets shall be made against Net Sales for commissions paid to employees of Pohl Boskamp, its Affiliates or sublicensees, cost of collections, bad debts or sales, marketing and promotional expenses of any kind.

      1.8 Territory shall mean the countries of the world with the exception of the Exclusive Territory and the American continent, the latter consisting of, but not limited to, the United States, Canada, Mexico, Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Nicaragua, Panama, Peru, Uruguay and Venezuela (the "American Continent").

      1.9 Exclusive Territory shall mean the countries of

            (a) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and United Kingdom (Member States of the European Union) as well as the Isle of Man, Channel Islands, Andorra, Monaco, San Marino, and

            (b) Iceland, Liechtenstein, Norway (Member States of the European Economic Area) and Switzerland (Member States of the EFTA (European Free Trade Association)), and

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            (c) Estonia, Latvia, Lithuania, Poland, Czech Republic, Slovakia,
Hungary, Rumania, Bulgaria, Turkey, Malta, Cyprus, Yugoslavia, Slovenia, Croatia, Bosnia-Herzegovina, Macedonia (prospective members of the European Union).

ARTICLE II - GRANT OF LICENSES

      2.1 Territory License

            (a) Exclusive License. Nastech hereby grants to Pohl Boskamp and its Affiliates an unlimited exclusive license within the Exclusive Territory, with the right to sublicense as set forth in Article 2.3 (subject to Article IX hereof), to use the Nasal Morphine Technology in order to make, have made, develop, use, promote, market, distribute and sell the Products in the Exclusive Territory. Nastech shall not, and shall procure that none of its Affiliates, use the Nasal Morphine Technology for the development, use, promotion, manufacturing, marketing, distributing and sale of Products in the Exclusive Territory or license the Nasal Morphine Technology to third parties for that purpose even if the production takes place outside of the Exclusive Territory.

            (b) Non-Exclusive License. Notwithstanding the exclusive license for the Exclusive Territory pursuant to Article 2.1 a) above, Nastech grants to Pohl Boskamp and its Affiliates an unlimited, non-exclusive license within the Territory, with the right to sublicense as set forth in Article 2.3 (subject to Article IX hereof), to use the Nasal Morphine Technology in order to make, have made, develop, use, promote, market, distribute and sell Products in the Territory.

            (c) Restriction. Pohl Poskamp shall not make, have made, develop, use, actively promote, market, distribute and sell Products on the American Continent as well as in all countries of the Territory in which Nastech holds valid patents regarding the Patent Rights. This restriction shall, however, not apply to the Exclusive Territory. For the avoidance of doubt, the exclusive license granted to Pohl-Boskamp under Article 2.1 (a) above shall not be restricted in any way in the event that Nastech acquires or holds valid patents regarding the Patent Rights in any country in the Exclusive Territory.

      2.2 No Rights by Implication. Nothing contained in this Agreement shall be construed to confer upon Pohl Boskamp or its Affiliates or sublicensees any license rights not expressly granted to Pohl Boskamp and its Affiliates under this Agreement.

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      2.3 Grant of Sublicenses. Pohl Boskamp may grant sublicenses to third parties with respect to the use of the Nasal Morphine Technology in order to make, have made, develop, use, promote, market, distribute and sell Products in the Territory and Exclusive Territory, provided that: (i) the licenses granted to such sublicensees are not inconsistent with the licenses granted to Pohl Boskamp under this Article II and (ii) each sublicensee executes a sublicense agreement which contains confidentiality provisions on substantially the same terms as set forth herein. Pohl Boskamp shall inform Nastech of the execution of each sublicense agreement and shall provide Nastech with a certification by an officer of Pohl Boskamp that it complied with clauses (i) and (ii) above.

      2.4 Improvements and New Developments. Nastech shall inform Pohl Boskamp of all improvements and new development of the Nasal Morphine Technology. Nastech shall license such improvements and new developments owned by Nastech or sub-license such improvements and new developments in relation to which Nastech has a license and the ability to grant a sub-license to Pohl Boskamp on the same terms as the licenses granted in Articles 2.1 save that no additional royalties shall be paid by Pohl Boskamp for such licenses or sub-licences (as the case may be).

ARTICLE III - FEES, ROYALTIES; REPORTS AND RECORDS

      3.1 Initial Fee. Pohl Boskamp shall pay to Nastech an initial, non-revocable lump sum fee of US $100,000 (the "Initial Fee") upon the Effective Date. This will entitle Pohl-Boskamp to get complete and full access, but not the right to subsequently use without payment of the license fee noted in
Section 3.2(a), at the offices of Nastech to the Know How and the Patent Rights including but not limited to any and all data, techniques, inventions, tests, reports, procedures, processes, methods, models, manuals, formulae, specifications, results, experiments, samples, statistics, records, tables, operating conditions and test analyses relating thereto as further described in, but not limited to, Schedules A and B in order to enable Pohl-Boskamp to evaluate the merchantability and commercial viability of the Nasal Morphine Technology and the patentability of the Patent Rights. Six (6) weeks after the Effective Date Pohl-Boskamp shall, at its free discretion, be entitled either to terminate this Agreement pursuant to Article 10.2 or to decide, with written notice to Nastech, to use the rights, privileges and licenses granted under
Article II hereof.

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      3.2 License Fee and Patent Fee. In the event that Pohl Boskamp decides to use the rights, privileges and licenses granted under Article II pursuant to
Article 3.1, it shall pay to Nastech

      (a) a lump sum license fee of US $ 400,000 (the "License Fee"). This shall entitle Pohl Boskamp to use the rights, privileges and licenses granted under
Article II and to receive from Nastech, free of charge, all documentation relating to the Nasal Morphine Technology needed by Pohl Boskamp to exercise the licenses under this Agreement. Nastech shall transmit to Pohl Boskamp such documents, data, reports, models, manuals, samples, statistics, records, tables and test analyses, and in particular, but not limited to, those listed in Schedules A and B within a period of one (1) month after Pohl Boskamp`s declaration pursuant to Article 3.1.

      (b) lump sum fees (each a "Patent Fee") for the first patent to issue arising from the applications contained in Schedule B which is validly granted to Nastech in a country of the Exclusive Territory as further described in Schedule C. The Patent Fees will only be payable upon the valid issuance to Nastech of each patent in the countries mentioned in Schedule C.

      3.3 Royalty Payments. For sales of the Product in those countries of the Exclusive Territory where a patent concerning the Patent Rights has been validly granted to Nastech, Pohl Boskamp shall pay [***] royalties to Nastech equal to [***] of the Net Sales of the Products in the respective country (the "Royalties"). For sales of the Product in those countries of the Exclusive Territory where a patent is pending concerning the Patent Rights, Pohl Boskamp shall pay royalties to Nastech equal to [***] of the Net Sales of the Products in the respective country (the "Royalties"). [***] royalties or fees have to be paid by Pohl Boskamp for the sales of the Product in the Territory.

[***] Confidential treatment has been requested for privileged and confidential commercial and financial information, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omitted portions have been filed separately with the Commission.

      3.4 Payment of Royalties. Royalties shall be paid within forty-five (45) days of the last business day of each calendar quarter, in arrears, by bank or cashier's check or other immediately available funds in United States dollars in New York, New York, or at such other place as Nastech may reasonably designate to Pohl Boskamp in writing consistent with applicable laws and regulations in all relevant jurisdictions. If any currency conversion shall be required in connection with the payment of Royalties, such conversion shall be made by using the average of the official exchange rate announced by

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                                                       02-08-2001 - Page 7 of 24


New York Federal Reserve Bank (source www.x-rates.com) on the last business day of each calendar month of the quarterly period to which such Royalty payments relate.

      3.5 Records and Audit. Pohl Boskamp, its Affiliates and sublicensees shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Nastech as Royalties. Such books of account shall be kept at Pohl Boskamp's principal place of business or the principal place of business of the appropriate Affiliate or sublicensee of Pohl Boskamp to which this Agreement relates. Such books and the supporting data shall be open, at all reasonable times and upon reasonable written notice during the term of this Agreement and for two (2) years after its termination, to the inspection of a firm of certified public accountants selected by Nastech and acceptable to Pohl Boskamp, which consent shall not be unreasonably withheld (the cost of which is to be paid by Nastech), for the purpose of verifying Pohl Boskamp's Royalty statements; provided, however, that such examination shall not take place more often than once each calendar year and shall not cover more than the preceding three (3) years, with no right to audit any period previously audited. In the event that any such inspection reveals a deficiency in excess of 5% of the reported Royalty for the period covered by the inspection, Pohl Boskamp shall promptly pay Nastech the deficiency, plus interest at 8% per annum, and shall reimburse Nastech for the fees and expenses paid to such accountants in connection with their inspection. The parties agree that neither party shall be required to retain books and records with respect to the above other than books and records relating to the current calendar year and the immediately preceding three (3) calendar years.

      3.6 Quarterly Reports of Royalties. Pohl Boskamp shall within thirty (30) days after the end of each calendar quarter, deliver to Nastech true and accurate reports, certified by an authorized official of Pohl Boskamp, giving such particulars of the business conducted during the preceding three-month period under this Agreement as shall be pertinent to a Royalty accounting hereunder. Such reports shall include the following: Net Sales of Pohl Boskamp, its Affiliates and sublicensees, as applicable, total Royalties due, and if any currency conversion is required, a copy of the official exchange rate under
Article 3.4, as applicable. If no Royalties shall be due, Pohl Boskamp shall so report.

      3.7 Overdue Payments. The Royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one and a half percent (1-1/2%) above the base rate of the European Central Bank on the due date, not to exceed the maximum permitted by law. The payment of such interest shall not preclude Nastech from exercising any other rights it may have as a consequence of the lateness of any Royalty payment.

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ARTICLE IV - DEVELOPMENT PROGRAM

      4.1 Development Program. In the event that Pohl Boskamp serves notice to Nastech of its intention to use the rights privileges and licenses granted under
Article II hereof pursuant to Article 3.1, Pohl Boskamp shall promptly commence a development program with respect to the Nasal Morphine Technology and Pohl Boskamp agrees to use reasonable efforts to effect introduction of the Product (by itself or through third parties) into the commercial market in one or several countries of the Exclusive Territory as soon as practicable and in a manner consistent with its development program and Pohl-Boskamp`s sound and reasonable business practices and judgment.

      4.2 Development Costs. Pohl Boskamp will bear the costs of and be responsible for the development program, including without limitation completing any formulations, preclinical and clinical studies required to obtain regulatory approval of the Products including the Chemistry and Manufacturing Section, clinical and regulatory costs and expenses.

      4.3 Preclinical and Clinical Data. Pohl Boskamp will provide Nastech, at no cost to Nastech, with any and all preclinical and clinical data generated by Pohl Boskamp as part of Pohl Boskamp's development of the Nasal Morphine Technology, including any dossier prepared by Pohl Boskamp to obtain regulatory approval. Additionally Pohl Boskamp shall provide Nastech at no cost with all rights necessary to commercialize the Product outside the Exclusive Territory. Nastech shall be free to use such data and information solely for the purpose of developing and marketing the Products outside of the Exclusive Territory. Nastech will provide Pohl Boskamp, at no cost to Pohl Boskamp, with any and all preclinical and clinical data on the Nasal Morphine Technology in the possession of Nastech. Pohl Boskamp shall be free to use such data and information for the purpose of developing and marketing the Products in the Territory and Exclusive Territory.

ARTICLE V - PATENT PROSECUTION

      5.1 Nastech's Responsibility for Patent Prosecution. Nastech shall prosecute, file and maintain all Patent Rights in the Exclusive Territory. Nastech shall provide a copy of all relevant correspondence relating thereto to Pohl Boskamp.

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      5.2 Payment of Fees. Subject to the stipulations in Article 3.2 above, payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights in the Exclusive Territory, including costs for invalidity proceedings, shall be the responsibility of Nastech.

      5.3 Right of Pohl Boskamp to Prosecute Patent Applications.

            (a) If Nastech or any of its Affiliates or sub-licensees elects not to seek or continue to seek, use or maintain patent protection on any of the Patent Rights in the Territory, Pohl Boskamp shall have the right but no obligation to file, procure or maintain, in its own name and at its own costs, the patents in such countries of the Territory and Pohl Boskamp shall provide a copy of all relevant correspondence relating thereto to Nastech. The same principles shall apply if Nastech or any of its Affiliates or sub-licensees elects not to file a patent application or application for certificate of invention, not to maintain a patent or certificate of invention, or to abandon a pending patent application or application for a certificate of invention in the Territory. In such a case Pohl Boskamp shall have the right but no obligation to file in its own name such application, maintaining such patent or certificate of invention or continuing to attempt to obtain protection on the subject matter disclosed in such pending application. Nastech undertakes to assign to Pohl Boskamp all rights needed for the filing, use or maintaining of such patents in the name of Pohl Boskamp and undertakes to make all necessary declarations in this respect. In connection with the foregoing Pohl Boskamp, however: (i) shall notify Nastech as required by Article 8.1(e), and (ii) shall not include in such patent applications any more of the Know-How than is required to be disclosed by any patent examining authority or than Nastech has previously included in a patent application (where such patent application was or is required to be published by any patent examining authority). In the event Pohl Boskamp determines to disclose any additional Know-How in such patent application, Pohl Boskamp and Nastech shall mutually agree the extent of Know-How to be disclosed in such patent application. Each party shall sign or use its best efforts to have signed all legal documents necessary to file and prosecute patent applications or applications for certificates of invention or to obtain or maintain patents or certificates of invention at no charge to the other party.

            (b) Nastech agrees to advise Pohl Boskamp in writing at least one hundred and twenty (120) days in advance of ceasing not to pursue patent protection on any of the Patent Rights in the Exclusive Territory and to provide Pohl Boskamp with all documentation needed by Pohl Boskamp in order to allow Pohl Boskamp to protect its rights under this Article 5.3 in the Exclusive Territory.

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      (c) In case that Pohl Boskamp seeks, uses or maintains patent protection pursuant to Article 5.3 (a) above, Pohl Boskamp shall grant Nastech a non-exclusive, non-transferable license to use such patents outside of the Exclusive Territory.

ARTICLE VI - INFRINGEMENT

      6.1 Notice of Alleged Infringement. Each party shall inform the other party promptly in writing of (i) any alleged or suspected infringement of the Nasal Morphine Technology by a third party, or (ii) any unauthorized use or misappropriation of the Nasal Morphine Technology by a third party of which it becomes aware, and shall provide the other party with any available evidence thereof.

      6.2 Infringement of Nasal Morphine Technology. During the term of this Agreement, Nastech shall defend and prosecute at its own expense all material infringements of the Patent Rights or any material misappropriation of the Know-How relating to the Products that affect use of the Product in the Exclusive Territory. Nastech shall have the sole and exclusive right to select counsel and shall pay all expenses including without limitation, attorney's fees and court costs. Nastech shall keep any recovery or damages for past infringement or misappropriation derived therefrom as long as such infringements or misappropriations do not affect the use of the Patent Rights in the Exclusive Territory after the Effective Date. In case that an infringement or misappropriation affects the use of the Products in the Exclusive Territory after the Effective Date, any recovery or damages shall be shared between the parties in proportion to the damages each party incurs as a result of such infringement or misappropriation. At Nastech's request, Pohl Boskamp shall offer reasonable assistance to Nastech subject to reimbursement of Pohl Boskamp by Nastech of reasonable out-of-pocket expenses incurred in rendering such assistance.

      6.3 Third Party Rights. If Pohl Boskamp is ordered to stop or otherwise prevented from using the Nasal Morphine Technology, until such time as Nastech may secure that such order is lifted or the relevant encumbrance removed, Pohl Boskamp shall be entitled to immediately stop the payment of the Royalties, provided however, that no royalties paid up to this point shall be repaid by Nastech. In addition, Nastech shall indemnify Pohl Boskamp in respect of all and any damages Pohl Boskamp incurs or becomes liable to pay as a result of any such order being made.

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ARTICLE VII - INDEMNIFICATION AND REPRESENTATIONS

      7.1 Indemnification.

            (a) Pohl Boskamp shall defend, indemnify and hold harmless Nastech from and against all losses, liabilities and expenses (including reasonable attorneys' fees) for (i) personal injury or property damage to a third party arising out of the use of the Products manufactured or marketed by Pohl Boskamp, its Affiliates or sublicensees insofar as any such claim for loss, liability and expense is based upon product liability or negligence of Pohl Boskamp, its Affiliates or sublicensees in the manufacture or marketing of such Product or
(ii) any suit or proceeding brought against Nastech insofar as such suit or proceeding is based on a claim that any additional technology, methods or compositions which have been incorporated into or made a part of the Products by Pohl Boskamp constitutes an infringement of any patent, copyright, trade secret or other intellectual property right of any person other than Nastech or Pohl Boskamp. Nastech shall give Pohl Boskamp prompt written notice of any such claim. Pohl Boskamp shall be entitled to assume complete control of the defense of such claim. Nastech shall render such assistance to Pohl Boskamp as may be reasonably requested by Pohl Boskamp and Pohl Boskamp shall reimburse Nastech for its reasonable out-of-pocket expenses incurred in rendering such assistance.

            (b) Nastech shall defend, indemnify and hold harmless Pohl Boskamp from and against all losses, liabilities and expenses (including reasonable attorneys' fees) for (i) personal injury or damage arising out of the use of the Products manufactured or marketed by Nastech, its Affiliates or licensees provided the claim for such loss, liability and expense is based upon product liability or negligence of Nastech, its Affiliates or licensees in the manufacture or marketing of such Product or (ii) any suit or proceeding brought against Pohl Boskamp insofar as such suit or proceeding is based on a claim that the Nasal Morphine Technology or any Product (save to the extent that the Product concerned, or any part thereof, has been developed as a result of additional technology methods or compositions of Pohl Boskamp) constitutes an infringement of any patent, copyright, trade secret or other intellectual property right of any person other than Nastech or Pohl Boskamp. Pohl Boskamp shall give Nastech prompt written notice of any such claim. Nastech shall be entitled to assume complete control of the defense of such claim. Pohl Boskamp shall render such assistance to Nastech as may be reasonably requested by Nastech and Nastech shall reimburse Pohl Boskamp for its reasonable out-of-pocket expenses incurred in rendering such assistance.

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      7.2 Adverse Events and Product Recall. Pohl Boskamp shall be responsible for and maintain a database of any and all reported adverse events associated with the use of the Products in the Exclusive Territory. Reports shall be provided to Nastech upon request. Pohl Boskamp shall be responsible for any and all product recall(s) issued by a government agency or other proper authority within the Exclusive Territory. Pohl Boskamp shall assume the costs associated with compliance with any such recall. The same shall apply for Nastech in connection with the Products manufactured or marketed by Nastech, its Affiliates or licensees outside of the Exclusive Territory. Reports shall be provided to Pohl Boskamp upon request.

      7.3 Liability Insurance. In the event that the parties manufacture or market Products, then prior to the manufacture or introduction of such Products, they shall obtain and carry in full force and effect adequate product liability insurance deemed reasonable and customary within the country of the Territory concerned.

      7.4 Representations re Organization; Corporate Action; No Conflicts. Each of Nastech and Pohl Boskamp severally represents and warrants that it is a duly organized and validly existing corporation and/or partnership under the laws of its jurisdiction of incorporation, and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement; it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not violate, conflict with, or constitute a default under its charter or similar organizational document, its by-laws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and upon execution and delivery, this Agreement will constitute the legal, valid and binding obligation of it.

      7.5 Nastech's Representations and Warranties. Nastech hereby represents and warrants that as of the Effective Date (i) to the best of its knowledge, the use or practice of the Nasal Morphine Technology does not infringe any patent right owned by any third party, (ii) Nastech is the sole record and beneficial owner of the Nasal Morphine Technology and (iii) that Nastech has not granted any other licenses or rights of any kind in the Nasal Morphine Technology to any third party. The parties expressly acknowledge, however, that except as otherwise expressly set forth in this Agreement, Nastech does not warrant the actual enforceability of any patent or patent application which may be a part of the Patent

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                                                      02-08-2001 - Page 13 of 24


Rights or Know-How nor does Nastech warrant or covenant as to the commercial viability or success of the Products.

      7.6 Limitation of Liability.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NASTECH AND POHL BOSKAMP MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS OR PATENT CLAIMS, ISSUED OR PENDING OR AS TO THE COMMERCIAL VIABILITY OF THE PRODUCTS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXCEPT FOR A BREACH OR DEFAULT OF THIS AGREEMENT BY EITHER PARTY, INCLUDING BUT NOT LIMITED TO THE REPRESENTATIONS AND WARRANTIES AND CONFIDENTIALITY AND NON-DISCLOSURE SET FORTH HEREIN, NEITHER POHL BOSKAMP NOR NASTECH, AS BETWEEN EACH OTHER, SHALL HAVE ANY LIABILITY FOR DAMAGES OF ANY KIND, INCLUDING SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, LOST PROFITS, LOSS OF GOODWILL, OR OTHER ECONOMIC LOSS (WHETHER IN TORT, CONTRACT OR OTHERWISE) IN CONNECTION WITH THIS AGREEMENT OR WITH RESPECT TO THE PATENT RIGHTS OR KNOW-HOW OR AS TO THE COMMERCIAL VIABILITY OF THE PRODUCTS.

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ARTICLE VIII - CONFIDENTIALITY AND NON-DISCLOSURE

      8.1 Confidential Treatment of Information. Except as otherwise provided in this Article VIII, each of Nastech and Pohl Boskamp (on behalf of themselves and each of their respective Affiliates) agrees to retain in strict confidence any proprietary confidential information and trade secrets of the other party, whether disclosed prior to or after the date hereof, and not to use or disclose to third parties, and to use its best efforts to cause its employees, agents or consultants not to use or disclose to third parties, such proprietary confidential information and trade secrets to or for any third party without the prior approval in writing of a duly authorized officer of the other party, unless one or more of the following conditions exist:

            (a) Such information has been previously published and is a matter of public record or otherwise in (or becomes available in) the public domain through no fault of such party.

            (b) Such information has been previously known to the recipient of the information and such recipient can prove this fact by documents dated prior to the date of disclosure of such information to the recipient by the other party;

            (c) Such information shall hereafter become known to the recipient by its own independent development or from a source other than the other party (through no violation of any confidentiality agreement or obligation between such other party and any other person);

            (d) Such information is required by law to be disclosed, whether pursuant to the statutes, rules and regulations of the Food and Drug Administration, the Securities and Exchange Commission or any other foreign, federal or state governmental agency or administrative body; or

            (e) Such information shall hereafter be published by a patent examining authority as required by law in connection with any pending patent application within the Patent Rights; provided, however, that Pohl Boskamp shall notify Nastech in writing at least sixty (60) days in advance of filing any patent application in any country in which the provisions of this Article 8.1(e) may be invoked.

      8.2 Disclosure Required by Law or Regulation. Except as may be required by law or regulation, or in response to a valid subpoena, or as required by generally accepted accounting principles or required by Nastech or Pohl Boskamp in connection with its filings with any governmental authorities,

                                                      02-08-2001 - Page 15 of 24


including the Securities and Exchange Commission or any similar governmental body of any foreign jurisdiction, none of the parties hereto shall disclose the terms of this Agreement without the prior written consent of the other party hereto, except that (a) upon Effective Date, the parties may jointly issue a press release; (b) the parties may state that Pohl Boskamp is licensed by Nastech under the Nasal Morphine Technology. Without limiting the foregoing sentence, it is understood that (i) Nastech may make reasonable disclosure of this Agreement, at its own discretion, and the financial and other terms hereof in its Form 10-K, Form 10-Q and the footnotes to its financial statements, (ii) Nastech may, at its discretion, file this Agreement as an exhibit to its Form 10-K or Form 10-Q; (iii) Nastech may, describe royalties received by it under this Agreement in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of its filings with the Securities and Exchange Commission.

      8.3 Disclosure of Know-How, Etc. Each party shall not disclose any confidential information or trade secrets relating to the Nasal Morphine Technology to any third party unless (i) prior to such disclosure the third party enters into a confidentiality agreement with such party with confidentiality provisions on substantially the same terms as contained herein; and (ii) Pohl Boskamp receives written consent from Nastech and such consent shall not be unreasonably withheld; or (iii) one or more of the exceptions set forth in Article 8.1 apply.

      8.4 Survival of Confidentiality Obligations. The confidentiality obligations of parties shall remain binding on both parties for a period of sixty (60) calendar months after the termination or expiration of this Agreement, regardless of the cause of termination. The parties acknowledge that any breach of this Article VIII will constitute irreparable harm, and that either party shall be entitled to specific performance or injunctive relief to enforce this Article VIII in addition to whatever remedies such party may otherwise be entitled to at law or in equity.

ARTICLE IX - ASSIGNMENT

Assignment. Notwithstanding the right to grant sublicenses under Article 2.3 above, Pohl Boskamp shall not assign any of its rights hereunder without the prior written consent of Nastech; provided, however, Pohl Boskamp shall have the right, without the prior written consent of Nastech, to assign its rights hereunder to another entity (an "Acquiror") in connection with the transfer or sale of all or substantially all of its assets to such Acquiror, the sale of all or substantially all of its shares to such Acquiror, or the merger or consolidation of it into or with such Acquiror, or any similar transaction (an "Acquisition"); provided, that the Acquiror shall agree in writing to be bound by the terms and conditions of this

                                                      02-08-2001 - Page 16 of 24


Agreement and to assume all of its obligations hereunder. Pohl Boskamp agrees that it shall not sublicense the Nasal Morphine Technology to any third party where the effect of such sublicense is an assignment of all of its rights and a delegation of all its obligations under this Agreement.

ARTICLE X - TERM AND TERMINATION

      10.1 Term. This Agreement becomes effective upon the Effective Date and shall continue to be in force until, whatever is later, (i) for each country of the Territory and Exclusive Territory, separately, for as long as a patent under the Nasal Morphine Technology is in existence in the respective country, or (ii) a period of ten (10) years from the first introduction of the Product in the market of the Territory and Exclusive Territory.

      10.2 Termination by Pohl Boskamp. Pohl Boskamp is entitled to terminate this Agreement, at its free discretion, for whatever reason after completion of its evaluation pursuant to Article 3.1. A termination of this Agreement under this provision shall not entitle Nastech to any claims whatsoever, in particular, but not limited to, any claims for compensation of damages, costs or expenses.

      10.3 Termination for Overdue Payments. If Pohl Boskamp fails to pay Nastech any amounts due and payable to Nastech hereunder, Nastech shall give Pohl Boskamp prompt written notice of such overdue payment. If such overdue payments are not made by Pohl Boskamp within thirty (30) days after delivery of such notice, Nastech shall have the right to (i) terminate this Agreement immediately and institute an action to collect such amounts or (ii) institute an action to collect such amounts without terminating this Agreement.

      10.4 Termination for Material Breach or Default. Upon any material breach or default under this Agreement by Pohl Boskamp, other than those occurrences described in Articles 10.3 above, or upon any material breach or default under this Agreement by Nastech, the party not in default or breach (the "Non-Breaching Party") may (i) terminate this Agreement upon sixty (60) days written notice to the party in default or breach (the "Breaching Party"), with such termination to become effective upon expiration of said sixty (60) day period, unless within said sixty (60) day period the Breaching Party shall have cured such breach or default, or (ii) seek specific performance of this Agreement. Seeking specific performance or damages shall not constitute or provide grounds for termination of this Agreement.

                                                      02-08-2001 - Page 17 of 24


      10.5 Performance Obligation of Pohl Boskamp

In the event Pohl Boskamp fails to file the regulatory dossier in one country of the Exclusive Territory on or before 1 June 2004, Nastech shall receive non-exclusive marketing rights in the Exclusive Territory.

      10.6 Rights Upon Termination.

      (a) Upon termination of this Agreement by Nastech due to a material breach of this Agreement by Pohl Boskamp all right and interest of Pohl Boskamp in and to the Nasal Morphine Technology shall revert to Nastech; provided, however, Pohl Boskamp may sell all Products held in inventory or in the process of production at the time of such termination, provided that Pohl Boskamp shall pay to Nastech any payments or amounts which would have been required to be paid under this Agreement through the date of final sale of all Products.

      (b) Upon expiration of the term of this Agreement pursuant to Article 10.1 or in case of a material breach of this Agreement by Nastech pursuant to Article 10.4, Pohl Boskamp shall have a fully paid-up, royalty free license to use the Nasal Morphine Technology in the Exclusive Territory. Upon expiration of the term of this Agreement pursuant to Article 10.1 both parties shall equally be entitled to use the Nasal Morphine Technology within the Territory and Exclusive Territory.

      (c) Upon mutual termination of this Agreement by the parties, the rights upon such termination shall be mutually agreed to by the parties.

      10.7 Survival of Specified Obligations. Notwithstanding anything to the contrary stated in this Agreement, no termination of this Agreement shall terminate (i) any obligation of either party pursuant to Articles 2.5, VII, VIII, 10.6 (b), 10.7 and Article XI of this Agreement or (ii) any obligation of Pohl Boskamp under Article III with respect to sales of Products made prior to termination of this Agreement. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured or accrued prior to the effective date of such termination.

                                                      02-08-2001 - Page 18 of 24


ARTICLE XI - BANKRUPTCY

      11.1 No Termination. The parties agree that the rights, privileges and licenses granted under this Agreement shall not be affected by a petition in bankruptcy or for the institution of composition proceedings with respect to a party or if a trustee is appointed (a "Bankruptcy") as long as both parties continue to fulfill their contractual obligations. A Bankruptcy shall not entitle any party to terminate this Agreement. Both parties acknowledge that this Agreement is an executory contract subject to Section 365 (n) of the U.S. Bankruptcy Code.

      11.2 Assignment. Nastech hereby assigns to Pohl Boskamp all rights, privileges and licenses granted under Article II, including, but not limited to, all rights and interests in connection with the Know How and the Patent Rights and Pohl Boskamp accepts this assignment. This assignment, however, is contingent to and shall only shall have effects in case of a Bankruptcy of Nastech.

      11.3 Regulatory Approvals. In case of a Bankruptcy of Pohl-Boskamp, Nastech shall be entitled to use all regulatory approvals of Pohl-Boskamp for the distribution of the Products.

ARTICLE XII - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Notices. Any notices or other communications pursuant to this Agreement shall be in writing and shall be delivered (i) by express overnight courier service (it being understood that payments to Nastech shall be wire transferred to Nastech's bank account specified by Nastech with a copy of a notice of wire transfer sent as set forth in this Article XII or (ii) by facsimile transmission (with confirming copy to follow by express overnight courier service):

            (a) if to Pohl Boskamp, at Kieler Strasse 11, D-25551
Hohenlockstedt, Germany, Attention: Geschaftsfuhrung, or at such other address or addresses as may have been furnished in writing by Pohl Boskamp to Nastech; or

            (b) if to Nastech at 45 Adams Avenue, Hauppauge, NY 11788,
Attention: President, with a copy to General Counsel, or at such other address or addresses as may have been furnished in writing by Nastech to Pohl Boskamp.

                                                      02-08-2001 - Page 19 of 24


      Notices provided in accordance with this Article XII shall be deemed delivered upon receipt of the notice by the party being sent the notice.

Article XIII - FORCE MAJEURE

The parties hereto shall not be liable for any damage if the performance of all or parts of this Agreement is hindered or prevented by causes beyond the performing party's control and without its fault or negligence, including but not limited to acts of God or of public enemy, nuclear incidents, acts, laws, orders or regulations of any government or department or agency thereof acting in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, work stoppages, slowdowns or other job actions, freight embargoes, shortages of fuel or other items, delays in transportation, boycotts, unusually severe weather and riots, insurrections, revolutions, wars or other civil or military disturbances.

ARTICLE XIV - MISCELLANEOUS PROVISIONS

      14.1 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of England, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted. Any legal action or proceeding arising out of or relating to this Agreement shall be determined by the English courts in London. Except where clearly prevented by the area in dispute, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved.

      14.2 Entire Agreement; Modification. The parties hereto acknowledge that this Agreement and all Schedules hereto set forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

      14.3 No Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

      14.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                                      02-08-2001 - Page 20 of 24


      14.5 Independent Contractors. The parties hereto are independent contractors and nothing contained in this Agreement shall be deemed to create the relationship of partners, joint venturers, or of principal and agent, franchisor and franchisee, or of any association or relationship between the parties other than as expressly provided in this Agreement. Pohl Boskamp acknowledges that it does not have, and Pohl Boskamp shall not make representations to any third party, either directly or indirectly, indicating that Pohl Boskamp has any authority to act for or on behalf of Nastech or to obligate Nastech in any way whatsoever. Nastech acknowledges that it does not have, and it shall not make any representations to any third party, either directly or indirectly, indicating that it has any authority to act for or on behalf of Pohl Boskamp or to obligate Pohl Boskamp in any way whatsoever.

      14.6 Severability. If at any time any provision of this Agreement shall be deemed to be invalid or unenforceable, then such provision shall be considered divisible and shall, if possible, consistent with the clear intent of the parties expressed by this written Agreement, become and be immediately amended to the extent necessary to make it valid and enforceable by the court or other body having jurisdiction over this Agreement, but only to the extent that such divisibility and amendment does not cause this Agreement to fail of its essential purpose; and the parties expressly agree that such provision, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Except as set forth above, the invalidity or lack of enforceability of any provision of this Agreement shall not affect the validity and continuing effectiveness of any other provision of this Agreement.

                                                      02-08-2001 - Page 21 of 24


      IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement under seal as of the day and year set forth above.

                                            NASTECH PHARMACEUTICAL COMPANY  INC.

Signed in two exemplars on August 02, 2001


                                            By: Dr Steve Quay

                                            Title: Chief Executive Officer

                                            G. POHL BOSKAMP GMBH & CO.

Signed in two exemplars on August 02, 2001


                                            By: Marianne Boskamp

                                            Title: President and General Manager

                                                      02-08-2001 - Page 22 of 24


                                   Schedule A
                                    Know How

License Agreement between Nastech and Pohl Boskamp - 02-08-2001

o     Data about various formulation findings, including stability data

o The final formulation of the morphine nasal solution and the final pump system

o     Stability data of the final formulation in the final container

            -     At least 12 months stability data according to ICH guidelines
            - Specification of the self life (Indicating stability e.g. content of the active ingredient, absence of degradation products, pH value, appearance of the solution, etc.)
            -     Validation of analytical methods

o     Data about the content uniformity of the final pump system

o     Pilot Phase II Study according to ICH/GCP guidelines

            Study includes the data of 13 patients suffering moderate-to-severe chronic pain with daily episodes of breakthrough pain. Including validation of the analytical methods e.g. measurement of blood levels

            [Studies presented at International Conference and described in a press release dated October 12, 2000.]

o Pilot pharmacokinetic studies in healthy volunteers according to ICH/GCP-guidelines Data of ascending doses of intranasal morphine. Study results indicate that escalating doses of intranasal morphine show morphine blood levels in a relatively proportionate fashion. Additionally Pilot studies of its intranasal morphine sulfate showed rapid peak levels superior to oral dosage forms and comparable to intramuscular delivery.

            [Studies described in a press release dated June 16, 1999]

o     Pre-clinical studies according to ICH/GLP-guidelines

            - Tolerability studies of the final formulation - and if available of other formulations in animals
            - Pharmacokoinetic studies of the final formulation - and if available of other formulations - in animals
            -     Various pharmacological/toxicological studies

o     Pre-clinical expert report including literature

                                                      02-08-2001 - Page 23 of 24


                                   Schedule B
                                     Patents

License Agreement between Nastech and Pohl Boskamp - 02-08-2001

1.    International Application No: PCT/US00/14157
      International Publication No: WO/00/76506 A1
      International Filing Date: May 23, 2000
      Priority Date: June 16, 1999

2.    International Application No: PCT/US00/14663
      International Publication No: WO/00/76477 A1
      International Filing Date: May 26, 2000
      Priority Date: June 16, 1999

3.    International Application No: PCT/US00/14662
      International Publication No: WO/00/76507 A1
      International Filing Date: May 26, 2000
      Priority Date: June 16, 1999

4.    International Application No: PCT/US00/14150
      International Publication No: WO/00/76314 A1
      International Filing Date: May 23, 2000
      Priority Date: June 16, 1999
      (granted as US patent 6,225,343 dated May 1, 2001)

                                                      02-08-2001 - Page 24 of 24


                                   Schedule C
                                   Patent Fees

License Agreement between Nastech and Pohl Boskamp - 02-08-2001

(a)    Austria                                                [***]
       Belgium                                                [***]
       Denmark                                                [***]
       Finland                                                [***]
       France                                                 [***]
       Germany                                                [***]
       Greece                                                 [***]
       Ireland                                                [***]
       Italy                                                  [***]
       Luxembourg                                             [***]
       Netherlands                                            [***]
       Portugal                                               [***]
       Spain                                                  [***]
       Sweden                                                 [***]
       United Kingdom                                         [***]
       Monaco                                                 [***]

(b)    Iceland                                                [***]
       Liechtenstein                                          [***]
       Norway                                                 [***]
       Switzerland                                            [***]

(c)    Estonia                                                [***]
       Latvia                                                 [***]
       Lithuania                                              [***]
       Poland                                                 [***]
       Czech Republic                                         [***]
       Slovakia                                               [***]
       Hungary                                                [***]
       Rumania                                                [***]
       Bulgaria                                               [***]
       Turkey                                                 [***]
       Malta                                                  [***]
       Cyprus                                                 [***]
       Yugoslavia                                             [***]
       Slovenia                                               [***]
       Croatia                                                [***]
       Bosnia-Herzegovina                                     [***]
       Macedonia                                              [***]

[***] Confidential treatment has been requested for privileged and confidential commercial and financial information, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Omitted portions have been filed separately with the Commission.